UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 10, 2005

(Date of report (Date of earliest event reported))

THE SPORTS AUTHORITY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31746	84-1242802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 West Hampden Avenue, Englewood, Colorado		80110
(Address of Principal Executive Offices)		(Zip Code)

(303) 200-5050

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

The information in this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be incorporated by reference into any filing of The Sports Authority, Inc. under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such filing.

On March 10, 2005, The Sports Authority, Inc. (“TSA” or the “Company”) issued a news release regarding its financial results for the fourth quarter and fiscal year ended January 29, 2005.  In addition, the news release contained the status of the Company’s reevaluation of its method of accounting for leases as a result of the clarification issued by the Securities and Exchange Commission (“SEC”) on February 7, 2005, and forecasted pro forma diluted earnings per share for the first quarter and full year of fiscal 2005.  The news release is attached hereto as Exhibit 99.1.

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance. These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  Also, we have disclosed pro forma combined results for the year ended January 31, 2004 to provide an additional basis for comparison of our results for the year ended January 29, 2005. These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Sports Authority, Inc. today announced that it will correct its accounting for leases after the Company’s review of the matter and after discussion of the matter by management, the Audit Committee of the Board of Directors of the Company and Deloitte & Touche, its independent registered public accounting firm. TSA has reevaluated its method of accounting for leases as a result of the clarification issued by the SEC in a February 7, 2005 letter to the American Institute of Certified Public Accountants. After review of the February 7, 2005 letter, the Company’s management and the Audit Committee of the Board of Directors determined on March 9, 2005 that the Company’s accounting for leases was not in conformity with generally accepted accounting principles as described in the SEC’s letter. Accordingly, the Company’s management and the Audit Committee of the Board of Directors determined that the Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and the related independent public accountants’ report, and those in the Company’s Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004, July 31, 2004 and October 30, 2004 should no longer be relied upon.  The Company plans to file an amendment to its annual report on Form 10-K for the fiscal year ended January 31, 2004 and all years presented therein, and the Form 10-Q’s filed for the first three quarters of fiscal 2004.

Consistent with many other retailers, The Sports Authority accounted for construction allowances received from landlords on its balance sheets as a reduction of fixed assets. The Company will record construction allowances from landlords as a component of deferred rent liability on its balance sheet. The Company will also adjust its statements of cash flows to reflect construction allowances as cash flows from operating activities rather than a reduction of capital expenditures within cash flows from investing activities.  Historically, the Company had recognized the straight line rent expense for leases beginning on the earlier of the store opening date or lease commencement date, which had the effect of excluding the build-out period (or rent holiday period) of its stores from the calculation of the period over which it expensed rent. The Company has determined that it will include the build-out period in its calculation of straight line rent expense in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases” and will change its straight line rent accrual and deferred lease credits accordingly.  These are non-cash adjustments and have no impact on revenues or comparable store sales, nor will they affect the Company’s compliance with covenants under its current credit facility.

As disclosed in the March 10, 2005 new release, based on its preliminary assessment, the Company anticipates the adjustment to its method of accounting for leases will decrease diluted earnings per share by approximately $0.01 in the fourth fiscal quarter ended January 29, 2005, and approximately $0.08 for the 2004 fiscal year.  It will also result in a charge for the cumulative effect for the restatement of periods prior to fiscal 2004 totaling approximately $3.9 million, net of tax. The Company is working diligently to complete its review of these matters and to finalize the impact of these  adjustments on each of it’s Consolidated Balance Sheets, Statements of Income, Statements of Stockolders’ Equity and Comprehensive Income, and Statements of Cash Flows for the affected prior periods.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits.

99.1  News Release issued by The Sports Authority, Inc. on March 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPORTS AUTHORITY, INC.

By:	/s/ Thomas T. Hendrickson
	Name:	Thomas T. Hendrickson
	Title:	Chief Financial Officer, Chief Administrative Officer and Treasurer

Date: March 10, 2005